February 10, 2016

RAVE Restaurant Group, Inc. Reports Second Fiscal Quarter Financial Results
Continued revenue growth and store count for Pie Five Pizza Co.

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the second quarter of fiscal 2016 ended December 27, 2015.

Second Quarter Highlights:

•	Total consolidated revenue increased 37.6% to $15.3 million compared to $11.1 million in the second quarter of fiscal 2016.
•	Pie Five comparable store retail sales decreased 1.6% from the same period of the prior year.
•	Pie Five system-wide retail sales increased 151%, and average weekly sales declined 9.9%, year over year.
•	Pizza Inn domestic comparable store retail sales decreased 1.7% from the same period of the prior year, while total domestic retail sales decreased by 2.9%.
•	Net loss of $4.8 million was $4.4 million greater than the same quarter of the prior year due to $4.5 million in total non-cash impairment and tax expenses.
•	Adjusted EBITDA of $0.1 million was $0.1 million greater than the same quarter of the prior year.
•	Company-owned restaurant operating cash flow decreased to $0.2 million from $0.3 million in the same period of the prior year.
•	Addition of 14 Pie Five restaurants during the quarter brought the total Pie Five restaurants open at the end of the quarter to 82.

Revenues of $15.3 million and $29.9 million for the second quarter and year to date fiscal 2016 were 37.6% and 33.0%, respectively, higher than the same periods of the prior year.  For the three and six months ended December 27, 2015, the Company reported a net loss of $4.8 million and $5.4 million, respectively, compared to a loss of $0.4 million and $0.7 million for the comparable periods of the prior year.  On a fully diluted basis, the loss was $0.45 per share and $0.50 per share for the second quarter and year to date fiscal 2016, compared to a loss of $0.04 per share and $0.07 per share for the same periods of the prior year.  The increased losses for the three and six month periods ended December 27, 2015 were primarily the result of a $1.0 million non-cash impairment expense attributable to three Company-owned Pie Five restaurants and a $3.5 million valuation allowance against deferred tax assets, as well as increased pre-opening expenses, general and administrative expenses and franchise costs related to opening of Company-owned Pie Five restaurants and the expansion of the Pie Five franchise system.  Year-to-date Adjusted EBITDA for the first six months improved by $0.1 million to a positive $0.3 million.

"We entered several new Company-owned Pie Five markets in the past year, which allowed us to gain a foothold in several large metropolitan markets.  Sales in some of these areas have been slower to materialize than expected," said Randy Gier, Chief Executive Officer for Rave Restaurant Group, Inc.  “As a result, we elected to fully impair three Company stores that we identified as poor real estate selections and have further evolved our criteria for new unit development.”

Second Quarter Fiscal 2016 Operating Results

Total revenues for the second quarter of fiscal 2016 and the comparable prior year quarter were $15.3 million and $11.1 million, respectively, an increase of 37.6% year over year.  Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.  Pizza Inn domestic comparable store retail sales decreased 1.7% from the same period in the prior year.

For Pie Five, system-wide retail sales increased 151% for the second quarter of fiscal 2016 when compared to the same period in the prior year driven by a 185% increase in average units open, while system-wide average weekly sales decreased by 9.9%.  Comparable store retail sales decreased by 1.6% for the most recent fiscal quarter compared to the same period in the prior year.  As previously reported, Pie Five was overlapping significant, double-digit comparable store gains in the prior year.  In addition, Pie Five has experienced some cannibalization from new restaurants in the Dallas market, which makes up a disproportionate share of the current comparable store base.  The decrease in Pie Five average weekly sales was primarily due to entry into new company markets and several franchise stores that opened with unusually high volume in the prior year.

The Company’s decision to take the $3.5 million valuation allowance against its deferred tax assets was influenced significantly by the Company’s recent net income losses.  The valuation allowance may be reversed in the future when the Company is generating consistently positive net income.

“As previously stated, both brands were overlapping strong prior year results,” said Gier. “So far in the current quarter, and excluding the impact of the severe snowstorm in January, we are experiencing flat comps in both brands.  We remain focused on opportunities to accelerate growth at each brand.”

Development Review

In the second quarter of fiscal 2016, 14 new Pie Five restaurants were opened, comprised of three Company-owned restaurants and eleven franchised restaurants, bringing the fiscal quarter-end total unit count to 82 restaurants.  So far in the current quarter the Company has signed two new franchise development agreements with existing franchisees for up to 17 Pie Five restaurants.  The Company currently has franchise restaurant development commitments totaling approximately 450 Pie Five restaurants.

“We are excited to be further expanding the geographic reach of Pie Five as we march towards the 100-restaurant mark,” said Gier. “In the second quarter we opened our first franchised restaurants in Arkansas, Colorado, Delaware, and Kentucky, expanding our reach to 49 franchised restaurants and 33 Company-owned restaurants in 24 states.”

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance.  These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, gain/loss on sale of assets, costs related to closed restaurants and impairment charges.  A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 27,	December 28,	December 27,	December 28,
	2015	2014	2015	2014

REVENUES:	$15,311	$11,127	$29,847	$22,434

COSTS AND EXPENSES:
Cost of sales	13,139	9,534	25,489	19,148
General and administrative expenses	1,694	1,215	3,263	2,324
Franchise expenses	949	750	1,808	1,465
Pre-opening expenses	304	136	736	172
Impairment of long-lived assets	1,010	-	1,010	-
Bad debt	128	12	231	92
Interest expense	2	3	3	109
Total costs and expenses	17,226	11,650	32,540	23,310

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(1,915)	(523)	(2,693)	(876)
Income tax expense (benefit)	2,892	(167)	2,634	(282)
LOSS FROM CONTINUING OPERATIONS	(4,807)	(356)	(5,327)	(594)

Loss from discontinued operations, net of taxes	(23)	(43)	(60)	(70)
NET LOSS	$(4,830)	$(399)	$(5,387)	$(664)

LOSS PER SHARE OF COMMON STOCK - BASIC:
Loss from continuing operations	$(0.47)	$(0.04)	$(0.52)	$(0.06)
Loss from discontinued operations	-	-	-	(0.01)
Net loss	$(0.47)	$(0.04)	$(0.52)	$(0.07)

LOSS PER SHARE OF COMMON STOCK - DILUTED:

Loss from continuing operations	$(0.45)	$(0.04)	$(0.50)	$(0.06)
Loss from discontinued operations	-	-	-	(0.01)
Net loss	$(0.45)	$(0.04)	$(0.50)	$(0.07)

Weighted average common shares outstanding - basic	10,314	9,393	10,310	9,392

Weighted average common and
potential dilutive common shares outstanding	10,770	9,895	10,859	9,905

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 27,	June 28,
ASSETS	2015 (unaudited)	2015

CURRENT ASSETS
Cash and cash equivalents	$1,747	5,958
Accounts receivable, less allowance for bad debts
accounts of $379 and $193, respectively	3,075	3,437
Notes receivable	170	24
Inventories	234	180
Income tax receivable	212	492
Deferred income tax assets	-	729
Prepaid expenses and other	717	872
Total current assets	6,155	11,692

LONG-TERM ASSETS
Property, plant and equipment, net	14,349	10,020
Long-term notes receivable	170	119
Long-term deferred tax asset	-	1,864
Deposits and other	293	276
Total assets	$20,967	$23,971

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$4,132	2,875
Accrued expenses	930	1,267
Deferred rent	163	155
Deferred revenues	266	374
Total current liabilities	5,491	4,671

LONG-TERM LIABILITIES
Deferred rent, net of current portion	1,311	893
Deferred revenues, net of current portion	1,448	1,166
Deferred gain on sale of property	-	9
Other long-term liabilities	31	22
Total liabilities	8,281	6,761

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 17,433,035 and 17,374,735 shares, respectively;
outstanding 10,313,635 and 10,255,335 shares, respectively	174	174
Additional paid-in capital	25,563	24,700
Retained earnings	11,585	16,972
Treasury stock at cost	(24,636)	(24,636)
Shares in treasury: 7,119,400
Total shareholders' equity	12,686	17,210
	$20,967	$23,971

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	December 27,	December 28,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(5,387)	$(664)
Adjustments to reconcile net loss to
cash provided by (used in) operating activities:
Depreciation and amortization	1,118	741
Impairment of long-lived assets	1,010	-
Stock compensation expense	90	53
Deferred income taxes	2,593	(340)
Loss on sale of assets	2	-
Provision for bad debt	231	92
Changes in operating assets and liabilities:
Notes and accounts receivable	214	438
Inventories	(54)	259
Accounts payable - trade	1,257	(790)
Accrued expenses	98	58
Deferred revenue	165	501
Prepaid expenses and other	136	(376)
Cash provided by (used in) operating activities	1,473	(28)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	14	-
Capital expenditures	(6,471)	(1,564)
Cash used in investing activities	(6,457)	(1,564)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	773	1,752
Repayments of bank debt	-	(767)
Cash provided by financing activities	773	985

Net decrease in cash and cash equivalents	(4,211)	(607)
Cash and cash equivalents, beginning of period	5,958	2,796
Cash and cash equivalents, end of period	$1,747	$2,189

RAVE RESTAURANT GROUP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 27,	December 28,	December 27,	December 28,
	2015	2014	2015	2014
Net loss	$(4,830)	$(399)	$(5,387)	$(664)
Interest expense	2	3	3	109
Income Taxes	2,892	(167)	2,634	(282)
Income Taxes--Discontinued Operations	(12)	(19)	(31)	(34)
Depreciation and amortization	601	365	1,118	741
EBITDA	$(1,347)	$(217)	$(1,663)	$(130)
Stock compensation expense	45	30	90	53
Pre-opening costs	304	136	736	172
Asset disposals, closure costs and restaurant impairment	1,059	56	1,126	113
Adjusted EBITDA	$61	$5	$289	$208